EXHIBIT 5.1

[LETTERHEAD OF WHITE & CASE LLP]

May 19, 2006

The First American Corporation

One First American Way

Santa Ana, California 92707

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to The First American Corporation, a California corporation (the “Company”), and are familiar with the proceedings and documents relating to the proposed registration by the Company, through a Registration Statement on Form S-8 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission, of up to 4,700,000 shares of the Company’s Common Stock, $1.00 par value, issuable under The First American Corporation 2006 Incentive Compensation Plan, and an equal number of rights to purchase the Company’s $1.00 par value Series A Junior Participating Preferred Shares (collectively, the “Shares”) pursuant to that certain Rights Agreement dated as of October 23, 1997 (the “Rights Agreement”).

For the purposes of rendering this opinion, we have examined originals or photostatic copies of the Plan, the Rights Agreement and such corporate records, agreements, instruments and other documents of the Company as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from representatives of the Company and others.

Based on the foregoing, in reliance thereon and subject to compliance with applicable state securities laws and the assumptions and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms and conditions set forth in the Plan, the Rights Agreement and any related documents, will be validly issued, fully paid and non-assessable.

We consent to the filing of this legal opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC thereunder. This opinion is furnished by us, as special counsel to the Company, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, and, except as provided in this paragraph, is not to be used, circulated or quoted for any other purpose.

Very truly yours,

/s/ White & Case LLP

NWR:SSR